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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


        We consent to the incorporation by reference in the Registration Statement (Form S-8) and related prospectus pertaining to the 1996 Stock Plan, the Amended and Restated 1991 Employee Stock Purchase Plan and the Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan of Sybase, Inc., of our report dated, January 20, 2000, except for Note Thirteen as to which the date is February 2, 2000, with respect to the consolidated financial statements of Sybase, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1999, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                ERNST & YOUNG LLP

Walnut Creek, California
July 14, 2000